THE GERMANY FUND, INC. (THE "FUND")

                                   FORM N-SAR
                           FOR THE YEAR ENDED 12/31/02

                                  SUB-ITEM 77D

                     AMENDMENT OF THE NON-FUNDAMENTAL POLICY

     The Board of Directors adopted the following non-fundamental policy for the Fund at its April 26, 2002 meeting:

     1. The Fund will invest, under normal circumstances, at least 80% of the value of its net assets (plus 80% of any borrowings made for investment purposes) in securities of issuers domiciled in Germany;

     2.   For this purpose, an issuer is "domiciled" in Germany if

          (a)  It is organized under the laws of Germany,

          (b)  It maintains its principal place of business in Germany,

          (c) It derives 50% or more of its annual revenues or profits from goods produced or sold, investments made or services performed in Germany, as determined in good faith by the Manager,

          (d) It has 50% or more of its assets in Germany, as determined in good faith by the Manager, or

          (e)  Its equity securities are traded principally in Germany.

          If an issuer could be considered domiciled in more than one country under the above criteria, the Manager shall determine the appropriate domicile in the issuer's circumstances based on the predominant criterion or criteria.

     3. The Fund will provide its shareholders with at least 60 days' prior notice of any change in the above policy

     The effective date of the above non-fundamental policy was July 31, 2002.